Exhibit 99.1


                  Insight Announces Third Quarter 2007 Results


     NEW YORK--(BUSINESS WIRE)--Nov. 5, 2007-- Insight Communications Company today announced financial results for the quarter ended September 30, 2007.

    "The true test of success for any business is its ability to sustain positive financial results over time," said Michael Willner, Insight's chief executive officer. "Our exceedingly strong third quarter results clearly indicate that we have established an operating business model that consistently grows RGUs at a pace that supports ongoing positive financial returns."

    Third Quarter Highlights

    --  Revenue of $362.3 million, an increase of 14% over Q3 2006

    --  Adjusted Operating Income before Depreciation and
        Amortization* of $143.6 million, an increase of 15% over Q3
        2006

    --  Capital expenditures of $76.5 million

    -- Free Cash Flow* of $13.6 million, an increase of $17.9 million over Q3 2006

    -- Total Customer Relationships of 1,449,400 at September 30, 2007, an increase of 54,000 compared to 1,395,400 at September 30, 2006

    --  Total Revenue Generating Units ("RGUs") of 2,993,700 at
        September 30, 2007, an increase of 385,000, or 15%, from September 30, 2006, comprised of:

        -- Basic customer net gain of 21,100, an improvement of 4,700 from Q3 2006 net gain of 16,400, and the best Q3 performance in the company's history. Total basic customers at quarter end were 1,362,100, representing a 3.3% annual growth rate in basic customers from September 30, 2006

        -- High-speed Internet ("HSI") customer net gain of 47,900, an increase over net additions in Q3 2006 of 44,800 and matching the best net gain performance in the company's history. Total HSI customers at quarter end were 722,800, a penetration of 29% of HSI homes passed.

        -- Digital customer net gain of 26,100, an increase over net additions in Q3 2006 of 25,500. Total digital customers at quarter end were 687,600, a penetration of 53% of the company's digital universe.

        -- Telephone customer net gain of 44,000, surpassing Q2 2007 as the company's best growth quarter ever, and compared to net additions in Q3 2006 of 5,700. Total telephone customers at quarter end were 221,200, a penetration of 11% of the company's telephone universe.

    -- As of September 30, 2007, 98% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network.

    * See explanation of these Non-GAAP measures on p. 7.

                               (Page 1)

    Operating Results for the Three Months Ended September 30, 2007 Compared to the Three Months Ended September 30, 2006

    Revenue for the three months ended September 30, 2007, totaled $362.3 million, an increase of 14% over the prior year, due primarily to RGU growth across all of Insight's services, as well as video rate increases. High-speed Internet service revenue increased 28% over the prior year, which was primarily attributable to an increased customer base, partially offset by promotional discounts. Insight added a net 47,900 high-speed Internet customers during the quarter to end at 722,800 customers.

    Basic cable service revenue increased 6% due to an increased customer base and video rate increases, partially offset by promotional discounts. In addition, digital service revenue increased 22% over the prior year due to an increased customer base and a $1.23 increase in digital average revenue per customer ("ARPU"). Insight added a net 26,100 digital customers during the quarter to end at 687,600 customers.

    Insight has been increasing its customer growth and retention efforts by increasing spending on sales and marketing efforts, emphasizing bundling and enhancing and differentiating its video services with video-on-demand, high-definition television and digital video recorders. The company is also continuing to focus on improving customer satisfaction through higher service levels and increased customer education of product offerings.

    To increase its bundling opportunities and extend its growth potential in future years, the company successfully rolled out its telephone product in eight previously unserved districts during the second half of 2006 and in January 2007. As a result, the company added a net 44,000 telephone customers during the quarter to end at 221,200 customers.

                               (Page 2)


Revenue by service offering was as follows for the three months ended
 September 30 (dollars in thousands):

                           Revenue by Service Offering
                      --------------------------------------  --------
                        Three              Three
                        Months             Months
                        Ended     % of      Ended    % of     % Change
                       September  Total   September  Total      in
                       30, 2007   Revenue  30, 2006  Revenue   Revenue
                      ---------- -------- --------- --------  --------
Basic                 $  169,510    46.8% $ 159,677    50.2%      6.2%
High-speed Internet       76,994    21.2%    60,402    19.0%     27.5%
Digital                   42,818    11.8%    34,979    11.0%     22.4%
Telephone                 24,631     6.8%    13,249     4.2%     85.9%
Advertising               21,133     5.8%    20,024     6.3%      5.5%
Premium                   13,841     3.8%    13,891     4.4%     -0.4%
Franchise fees             8,081     2.2%     7,496     2.3%      7.8%
Other                      5,328     1.6%     8,387     2.6%    -36.5%
                      ---------- -------- --------- --------  --------
Total                 $  362,336   100.0% $ 318,105   100.0%     13.9%
                      ========== ======== ========= ========  ========


    Total Customer Relationships were 1,449,400 as of September 30, 2007, an increase of 54,000 from 1,395,400 as of September 30, 2006. Total Customer Relationships represent the number of customers who receive one or more of Insight's products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase.

    In the quarter ended September 30, 2007, Insight added 139,100 RGUs, which represent the sum of basic, digital, high-speed Internet and telephone customers, and as of September 30, 2007, had 2,993,700 RGUs, an increase of 15% from September 30, 2006.


RGUs by category were as follows (in thousands):

                                 September 30, 2007 September 30, 2006
                                 ------------------ ------------------
Basic                                       1,362.1            1,318.8
High-speed Internet                           722.8              579.3
Digital                                       687.6              597.7
Telephone                                     221.2              112.9
                                 ------------------ ------------------
  Total RGUs                                2,993.7            2,608.7
                                 ================== ==================


    Average monthly revenue per basic customer was $89.36 for the three months ended September 30, 2007, compared to $80.90 for the three months ended September 30, 2006. This primarily reflects the continued growth of high-speed Internet, video and telephone product offerings in all markets, as well as video rate increases.

    Programming and other operating costs increased $14.5 million, or 13%. Increases in programming rates, customers and the addition of new programming content were significant drivers of the cost increase for the quarter ended September 30, 2007.

                               (Page 3)

    Other direct operating costs increased due to the increase in telephone cost of service as the company successfully rolled out this product in eight previously unserved districts during the second half of 2006 and in January 2007 and an increase in high-speed Internet service costs due to the increased customer base. Other operating costs increased primarily as a result of an increase in installation labor due to increased customer activity.

    Selling, general and administrative expenses increased $14.6 million, or 17%, primarily due to increased payroll, payroll- related costs and temporary help associated with an increase in the number of employees and salary increases for existing employees. The increase in the number of employees represents investments in sales and marketing, customer care and network operations personnel to continue to upgrade and enhance Insight's product offerings, manage its increasingly complex network and increase customer satisfaction. A portion of the network operations personnel increases were in support of the company's recent telephone product launches. Partnership dissolution costs of $3.5 million recorded in the third quarter of 2007 that primarily related to Insight's planned division of its partnership with Comcast significantly contributed to the increase in selling, general and administrative expenses. Franchise fees, customer billing and collection fees increased primarily due to the increase in revenues and the customer base. Marketing expenses increased over the prior year to support the continued rollout of high-speed Internet, digital and telephone products, and to grow the company's core video customer base.

    Depreciation and amortization expense increased $4.8 million, or 7%, primarily as a result of a continued high level of capital expenditures through September 30, 2007. These expenditures were primarily for purchases of customer premise equipment, installation labor and materials, capitalized labor, headend equipment, network extensions and network capacity and bandwidth increases, all of which Insight considers necessary in order to continue to maintain and grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since September 30, 2006.

    As a result of the factors discussed above, Adjusted Operating Income before Depreciation and Amortization increased $18.7 million to $143.6 million, an increase of 15% over Q3 2006.

    Interest expense decreased $7.1 million, or 11%. In October, 2006, Insight entered into a new $2.445 billion senior secured credit facility, using the proceeds to refinance its existing senior credit facility and to redeem a portion of the outstanding 9 3/4% Senior Notes and all of the outstanding 10 1/2% Senior Notes of Insight Midwest. Because of this refinancing, lower borrowing base rates and lower costs of borrowing as a result of improved leverage ratios, the company's interest rate averaged 8.0% for the three months ended September 30, 2007, as compared to 9.1% for the three months ended September 30, 2006.

    Liquidity and Capital Resources

    Insight's business requires cash for operations, debt service and capital expenditures. The cable television business has substantial ongoing capital requirements for the provision of new services and the construction, expansion and maintenance of its broadband networks.

                               (Page 4)

    In the past, expenditures have been made for various purposes, including the upgrade of the existing cable network, and will continue to be made for customer premise equipment (e.g., set-top boxes), installation and deployment of new product and service offerings, capitalized payroll, network capacity, bandwidth increases, network extensions, and, to a lesser extent, network upgrades. Historically, Insight has been able to meet its cash requirements with cash flow from operations, borrowings under its credit facilities and issuances of private and public debt and equity.

    Cash provided by operations for the nine months ended September 30, 2007 and 2006 was $270.5 million and $200.6 million. The increase was primarily attributable to the decrease in net loss and the timing of cash receipts and payments related to working capital accounts.

    Cash used in investing activities for the nine months ended September 30, 2007 and 2006 was $209.1 million and $213.5 million, and was primarily for capital expenditures. These expenditures principally constituted purchases of customer premise equipment, installation labor and materials, capitalized labor, telephony equipment, headend equipment, network extensions and network capacity and bandwidth increases, all of which are necessary to grow the customer base and expand the company's service offerings.

    Cash used in financing activities for the nine months ended
September 30, 2007 was $65.4 million compared to $2.4 million of cash provided by financing activities for the nine months ended September 30, 2006. The uses of cash in 2007 were primarily for the repayment of Insight's credit facility and, in 2006 cash was provided by net proceeds from borrowings under the credit facility.

    Free Cash Flow for the nine months ended September 30, 2007 totaled $61.3 million, compared to ($12.7) million for the nine months ended September 30, 2006. This increase in Free Cash Flow from
September 30, 2006 to September 30, 2007 of $74.0 million was primarily driven by the following:

    -- A $59.6 million increase in Adjusted Operating Income before Depreciation and Amortization;

    -- A $26.0 million increase in the generation of Free Cash Flow over the same period in the prior year from changes in working capital accounts; and

    --  A $4.1 million decrease in capital expenditures.

    These increases in cash flow were offset by:

    -- A $16.2 million increase in cash interest expense paid, which was primarily driven by interest on the 12 1/4% Senior Discount Notes, which was paid in cash in February 2007, whereas in February 2006 it was paid in-kind. Partially offsetting this increase was a decrease in interest rates.

    Insight believes that the Insight Midwest Holdings credit facility, cash on-hand and cash flow from operations are sufficient to support the company's current operating plan. As of September 30, 2007, Insight had the ability to draw upon $214.3 million of unused availability to fund any shortfall resulting from the inability of Insight Midwest's cash from operations to fund its capital expenditures, meet its debt service requirement or otherwise fund its operations. Insight expects to use any available Free Cash Flow to repay its indebtedness.

                               (Page 5)

    Division of Insight Midwest Partnership

    Insight Midwest holds all of the cable systems served by Insight and is equally owned by Insight and Comcast. On April 1, 2007, Insight Midwest's partnership agreement was amended, and Insight and Comcast agreed on a division of the partnership's assets and liabilities. Upon completion of the transaction, Insight will own all of the cable systems serving customers in Louisville, Lexington, Bowling Green, and Covington, Ky., and in Evansville, Ind. and Columbus, Ohio. Comcast will own all of the cable systems serving customers in Rockford/Dixon, Quincy/Macomb, Springfield, Peoria, and Champaign/Urbana, Ill., and in Bloomington, Anderson, and Lafayette/Kokomo, Ind. Pending completion of the transaction, Insight continues to serve as general partner and manager of all of the cable systems of Insight Midwest. In conjunction with the division of assets and liabilities, the Insight systems group was initially allocated approximately $1.260 billion of the partnership's debt, and the Comcast systems group was initially allocated approximately $1.335 billion of the partnership's debt. The closing is subject to closing conditions, including local governmental approvals and regulatory approvals and is expected to be completed by the end of 2007.

    The table below shows the company's RGU net additions for the three months ended September 30, 2007 in the Insight Systems Group and the Comcast Systems Group (in thousands).


                                       Insight Systems Comcast Systems
RGU Net Additions                           Group           Group
                                       --------------- ---------------
Basic                                             11.5             9.7
Digital                                           12.9            13.2
High-speed Internet                               24.4            23.5
Telephone                                         25.1            18.8
                                       --------------- ---------------
  Total RGUs                                      73.9            65.2
                                       =============== ===============


    The tables below show the company's total RGUs as of September 30, 2007 and 2006 in the Insight Systems Group and the Comcast Systems Group (in thousands).


                                           September 30, September 30,
Total RGUs - Insight Systems Group              2007          2006
                                           ------------- -------------
Basic                                              665.8         634.9
Digital                                            365.6         311.2
High-speed Internet                                366.7         291.2
Telephone                                          164.1         112.5
                                           ------------- -------------
  Total RGUs                                     1,562.2       1,349.8
                                           ============= =============


                               (Page 6)


                                           September 30, September 30,
Total RGUs - Comcast Systems Group              2007          2006
                                           ------------- -------------
Basic                                              696.3         683.9
Digital                                            322.0         286.5
High-speed Internet                                356.1         288.1
Telephone                                           57.1           0.4
                                           ------------- -------------
  Total RGUs                                     1,431.5       1,258.9
                                           ============= =============


    Use of Adjusted Operating Income before Depreciation and
Amortization and Free Cash Flow

    Insight utilizes Adjusted Operating Income before Depreciation and Amortization (defined as operating income before depreciation, amortization, non-cash stock-based compensation and partnership dissolution costs), among other measures, to evaluate the performance of its businesses. Adjusted Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. In addition, Insight's debt agreements use Adjusted Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight's management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight's businesses and other companies in the cable television industry. Insight believes Adjusted Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight's management and provides a measure that can be used to analyze, value and compare companies in the cable television industry that may have different depreciation, amortization and stock-based compensation policies.

    A limitation of Adjusted Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Adjusted Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures, including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight's credit facility.

    Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness.

                               (Page 7)

    Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight's ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight's management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.

    Both Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

    Reconciliation of Net Loss to Adjusted Operating Income before Depreciation and Amortization

    The following table reconciles Net Loss to Adjusted Operating
Income before Depreciation and Amortization. In addition, the table provides the components from Net Loss to Operating Income.


                                  Three Months        Nine Months
                               Ended September 30, Ended September 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
                                           (in thousands)
                                            As                  As
                                          restated            restated
Net loss                       $(10,224) $ (9,637) $(18,527) $(33,170)
Provision for income taxes        1,909     1,815     5,848     5,794
                               --------- --------- --------- ---------
Loss before income taxes         (8,315)   (7,822)  (12,679)  (27,376)
Minority interest income
 (expense)                        9,907    (1,839)   24,151    (6,454)
                               --------- --------- --------- ---------
Income (loss) before minority
 interest and income taxes        1,592    (9,661)   11,472   (33,830)
Other (income) expense:
          Other expense           6,040        28     5,258        78
          Interest income          (309)     (366)     (880)   (1,247)
          Interest expense       58,742    65,810   173,141   188,093
                               --------- --------- --------- ---------
Total other expense, net         64,473    65,472   177,519   186,924
                               --------- --------- --------- ---------
Operating income                 66,065    55,811   188,991   153,094
Depreciation and amortization    73,554    68,743   214,787   200,398
Partnership dissolution costs     3,479         -     9,327         -
Stock-based compensation            495       335     1,209     1,219
                               --------- --------- --------- ---------
Adjusted Operating Income
 before Depreciation and
 Amortization                  $143,593  $124,889  $414,314  $354,711
                               ========= ========= ========= =========


                               (Page 8)

    Reconciliation of Net Cash Provided by Operating Activities to
Free Cash Flow

    The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from net cash provided by operating activities to operating income.


                                Three Months         Nine Months
                             Ended September 30,  Ended September 30,
                             ------------------- ---------------------
                               2007      2006       2007       2006
                             --------- --------- ---------- ----------
                                          (in thousands)
Operating income             $ 66,065  $ 55,811  $ 188,991  $ 153,094
     Depreciation and
      amortization             73,554    68,743    214,787    200,398
     Partnership dissolution
      costs                     3,479         -      9,327          -
     Stock-based compensation     495       335      1,209      1,219
                             --------- --------- ---------- ----------
Adjusted Operating Income
 before Depreciation and
 Amortization                 143,593   124,889    414,314    354,711
    Changes in working
     capital accounts (1)       9,089    (6,918)    22,720     (3,246)
    Cash paid for interest    (62,529)  (50,603)  (166,251)  (150,074)
    Cash paid for taxes           (26)      (64)      (285)      (755)
                             --------- --------- ---------- ----------
Net cash provided by
 operating activities          90,127    67,304    270,498    200,636
    Capital expenditures      (76,496)  (71,544)  (209,176)  (213,309)
                             --------- --------- ---------- ----------
Free Cash Flow               $ 13,631  $ (4,240) $  61,322  $ (12,673)
                             ========= ========= ========== ==========


    (1) Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

    About Insight Communications

    Insight Communications is the ninth largest cable operator in the United States with approximately 1.4 million customer relationships in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art video, high-speed Internet and voice telephony services to its customers.

                                 # # #

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight anticipates. Factors that could have a material and adverse impact on actual results include: all of the services offered by Insight face a wide range of competition; Insight has substantial debt and has significant interest payment requirements; upon completion of the division of Insight's joint venture with a subsidiary of Comcast Corporation it will face new challenges as a smaller company; the terms of Insight Midwest's indebtedness limits Insight's ability to access the cash flow of Insight Midwest's subsidiaries; Insight has a history of net losses; Insight's programming costs are substantial; general business conditions, economic uncertainty or slowdown, and the effects of governmental regulation; and the other risk factors described in Insight's annual report on Form 10-K and other periodic filings. Insight does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

                               (Page 9)


                 Insight Communications Company, Inc.
                     Consolidated Balance Sheets
      (dollars in thousands, except share and per share amounts)

                                            September 30, December 31,
                                                     2007         2006
                                            ------------- ------------
                                             (unaudited)
Assets
Cash and cash equivalents                      $   39,576   $   43,573
Trade accounts receivable, net of allowance
 for doubtful accounts of $1,211 and $1,148
 as of September 30, 2007 and December 31,
 2006                                              31,957       31,060
Prepaid expenses and other current assets           8,764        8,828
                                            ------------- ------------
 Total current assets                              80,297       83,461

Fixed assets, net                               1,146,142    1,151,260
Goodwill                                          187,982      187,982
Franchise costs                                 2,361,959    2,361,959
Deferred financing costs, net of
 accumulated amortization of $32,121 and
 $29,473 as of September 30, 2007 and
 December 31, 2006                                 16,817       19,053
Investments                                         3,137        7,000
Other non-current assets                            2,567        2,941
                                            ------------- ------------
 Total assets                                  $3,798,901   $3,813,656
                                            ============= ============

                              (Page 10)


                 Insight Communications Company, Inc.
                     Consolidated Balance Sheets
      (dollars in thousands, except share and per share amounts)

                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
                                             (unaudited)
Liabilities and stockholders' equity
Accounts payable                              $   47,135   $   43,772
Accrued expenses and other current
 liabilities                                      58,136       45,521
Accrued property taxes                            20,133       13,595
Accrued programming costs (inclusive of
 $37,323 and $30,677 due to related parties
 as of September 30, 2007 and December 31,
 2006)                                            54,651       45,880
Deferred revenue                                   1,303        2,076
Interest payable                                  53,453       49,518
                                            ------------- ------------
  Total current liabilities                      234,811      200,362

Deferred revenue                                     196          683
Deferred tax liability                           218,377      212,648
Debt                                           2,743,878    2,805,722
Other non-current liabilities                        874            -

Minority interest                                269,783      245,634

Stockholders' equity:
Voting preferred stock, $.01 par value:
  Series A - 1,000,000 shares authorized;
   848,945 shares issued and outstanding as
   of September 30, 2007 and December 31,
   2006                                                8            8
  Series B - 1,000,000 shares authorized;
   517,836 shares issued and outstanding as
   of September 30, 2007 and December 31,
   2006                                                5            5
Non-voting preferred stock, $.01 par value:
  Series C - 15,000,000 shares authorized;
   13,364,693 shares issued and outstanding
   as of September 30, 2007 and December
   31, 2006                                          134          134
  Series D - 50,000,000 shares authorized;
   47,015,659 shares issued and outstanding
   as of September 30, 2007 and December
   31, 2006                                          470          470
Non-voting common stock, $.01 par value:
  Series E - 5,000,000 shares authorized;
   3,555,497 and 3,536,247 shares issued
   and outstanding as of September 30, 2007
   and December 31, 2006                              36           35
  Series F - 100,000 shares authorized;
   94,660 and 93,250 shares issued and
   outstanding as of September 30, 2007 and
   December 31, 2006                                   1            1
Voting common stock, $.01 par value:
  Series G - 10,000,000 shares authorized;
   0 shares issued and outstanding as of
   September 30, 2007 and December 31, 2006            -            -
Additional paid-in-capital                       827,716      826,509
Accumulated deficit                             (497,388)    (478,861)
Accumulated other comprehensive income                 -          306
                                            ------------- ------------
  Total stockholders' equity                     330,982      348,607
                                            ------------- ------------
  Total liabilities and stockholders'
   equity                                     $3,798,901   $3,813,656
                                            ============= ============

                              (Page 11)


                 Insight Communications Company, Inc.
                Consolidated Statements of Operations
                             (unaudited)
                        (dollars in thousands)

                           Three months ended     Nine months ended
                              September 30,          September 30,
                          --------------------- ----------------------
                             2007       2006       2007        2006
                          ---------- ---------- ----------- ----------
                                        As                     As
                                      restated               restated

Revenue                   $ 362,336  $318,105   $1,057,308  $ 931,103

 Operating costs and
  expenses:
   Programming and other
    operating costs
    (exclusive of
    depreciation and
    amortization)
    (inclusive of $52,256
    and $155,182, and
    $47,772 and $135,110
    of programming
    expense incurred
    through related
    parties for the three
    and nine months ended
    September 30, 2007
    and 2006)               123,839   109,307      366,000    333,676
   Selling, general and
    administrative
    (inclusive of $495
    and $1,209, and $335
    and $1,219 of stock-
    based compensation
    for the three and
    nine months ended
    September 30, 2007
    and 2006)                98,878    84,244      287,530    243,935
   Depreciation and
    amortization             73,554    68,743      214,787    200,398
                          ---------- ---------  ----------- ----------
 Total operating costs
  and expenses              296,271   262,294      868,317    778,009
                          ---------- ---------  ----------- ----------

 Operating income            66,065    55,811      188,991    153,094

 Other income (expense):
   Interest expense         (58,742)  (65,810)    (173,141)  (188,093)
   Interest income              309       366          880      1,247
   Other expense             (6,040)      (28)      (5,258)       (78)
                          ---------- ---------  ----------- ----------
 Total other expense, net   (64,473)  (65,472)    (177,519)  (186,924)

 Income (loss) before
  minority interest and
  income taxes                1,592    (9,661)      11,472    (33,830)
 Minority interest income
  (expense)                  (9,907)    1,839      (24,151)     6,454
                          ---------- ---------  ----------- ----------

 Loss before income taxes    (8,315)   (7,822)     (12,679)   (27,376)
 Provision for income
  taxes                      (1,909)   (1,815)      (5,848)    (5,794)
                          ---------- ---------  ----------- ----------

Net loss                   ($10,224)  ($9,637)    ($18,527)  ($33,170)
                          ========== =========  =========== ==========

                              (Page 12)


                 Insight Communications Company, Inc.
                 Consolidated Statement of Cash Flows
                             (unaudited)
                        (dollars in thousands)

                                                  Nine months ended
                                                     September 30,
                                                 ---------------------
                                                    2007       2006
                                                 ---------- ----------
                                                               As
                                                             restated
Operating activities:
 Net loss                                         ($18,527)  ($33,170)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
     Depreciation and amortization                 214,787    200,398
     Stock-based compensation                        1,209      1,219
     Minority interest                              24,151     (6,454)
     Provision for losses on trade accounts
      receivable                                    13,272     13,959
     Amortization of note discount                   3,156      6,663
     Impairment of investment                        3,863          -
     Deferred income taxes                           5,729      5,728
     Loss on disposal of fixed assets                2,077          -
     Changes in operating assets and
      liabilities:
        Trade accounts receivable                  (14,169)   (13,093)
        Prepaid expenses and other assets              422     (1,808)
        Accounts payable                             3,363     (3,236)
        Interest payable                             3,935     31,324
        Accrued expenses and other liabilities      27,230       (894)
                                                 ---------- ----------
 Net cash provided by operating activities         270,498    200,636
                                                 ---------- ----------
Investing activities:
 Purchase of fixed assets                         (209,176)  (213,309)
 Sale of fixed assets                                   94        572
 Purchase of investments                                 -       (778)
                                                 ---------- ----------
 Net cash used in investing activities            (209,082)  (213,515)
                                                 ---------- ----------
Financing activities:
 Repayment of credit facilities                    (75,000)   (62,625)
 Proceeds from borrowings under credit
  facilities                                        10,000     65,000
 Debt issuance costs                                  (412)         -
 Other                                                  (1)         1
                                                 ---------- ----------
 Net cash (used in) provided by financing
  activities                                       (65,413)     2,376
                                                 ---------- ----------
Net decrease in cash and cash equivalents           (3,997)   (10,503)
Cash and cash equivalents, beginning of period      43,573     29,782
                                                 ---------- ----------
Cash and cash equivalents, end of period         $  39,576  $  19,279
                                                 ========== ==========

                              (Page 13)


                 Insight Communications Company, Inc.
                         Operating Statistics
       (in thousands, except per customer and penetration data)

                                            Q3        Q2        Q3
                                           2007      2007      2006
                                         -----------------------------

Customer Relationships                    1,449.4   1,424.1   1,395.4

Total Average Monthly Revenue per Basic
 Customer                                $  89.36  $  88.27  $  80.90

Basic Cable
----------------------------------------
Homes Passed                              2,495.9   2,483.9   2,456.0
Basic Cable Customers                     1,362.1   1,341.0   1,318.8
Basic Cable Penetration                      54.6%     54.0%     53.7%

Cable Revenue                            $169,510  $169,891  $159,677
Average Monthly Cable Revenue per Basic
 Customer                                $  41.81  $  42.18  $  40.61

High-Speed Internet ("HSI")
----------------------------------------
HSI Homes Passed                          2,473.2   2,458.0   2,418.5
HSI Customers                               722.8     674.9     579.3
HSI Penetration                              29.2%     27.5%     24.0%

HSI Revenue                              $ 76,994  $ 73,260  $ 60,402
Average Monthly HSI Revenue per Basic
 Customer                                $  18.99  $  18.19  $  15.36
Average Monthly HSI Revenue per HSI
 Customer                                $  36.72  $  36.70  $  36.15

Digital Cable
----------------------------------------
Digital Universe                          1,296.4   1,281.3   1,255.2
Digital Customers                           687.6     661.5     597.7
Digital Cable Penetration                    53.0%     51.6%     47.6%

Digital Revenue                          $ 42,818  $ 42,954  $ 34,979
Average Monthly Digital Revenue per
 Basic Customer                          $  10.56  $  10.66  $   8.90
Average Monthly Digital Revenue per
 Digital Customer                        $  21.16  $  21.77  $  19.93

Telephone
----------------------------------------
Telephone Universe (marketable homes)     2,031.6   1,973.6   1,008.1
Telephone Customers                         221.2     177.2     112.9
Telephone Penetration (to marketable
 homes)                                      10.9%      9.0%     11.2%

Telephone Revenue                        $ 24,631  $ 20,083  $ 13,249
Average Monthly Telephone Revenue per
 Basic Customer                          $   6.07  $   4.99  $   3.37
Average Monthly Telephone Revenue per
 Telephone Customer                      $  41.22  $  41.20  $  40.13

Advertising Revenue
----------------------------------------
Advertising Revenue                      $ 21,133  $ 21,674  $ 20,024
Average Monthly Advertising Revenue per
 Basic Customer                          $   5.21  $   5.38  $   5.09

Other Revenue
----------------------------------------
Other Revenue                            $ 27,250  $ 27,641  $ 29,774
Average Monthly Other Revenue per Basic
 Customer                                $   6.72  $   6.87  $   7.57

                              (Page 14)


                 Insight Communications Company, Inc.
                  NCTA Standard Reporting Categories
                         Capital Expenditures
                             (unaudited)
                            (in thousands)

Insight Consolidated                       Three Months  Three Months
                                               Ended         Ended
                                           September 30, September 30,
                                                2007          2006
----------------------------------------------------------------------
Customer Premise Equipment                      $ 51,784      $ 37,661
Scaleable Infrastructure                           5,300        15,454
Line Extensions                                    6,435         7,022
Upgrade/Rebuild                                    6,446         3,096
Support Capital                                    6,531         8,311
                                           ---------------------------
Total Insight Consolidated                      $ 76,496      $ 71,544
                                           ---------------------------



Insight Consolidated                       Nine Months   Nine Months
                                               Ended         Ended
                                           September 30, September 30,
                                                2007          2006
----------------------------------------------------------------------
Customer Premise Equipment                      $141,066      $123,339
Scaleable Infrastructure                          18,308        28,115
Line Extensions                                   17,603        20,185
Upgrade/Rebuild                                   14,028        11,552
Support Capital                                   18,171        30,118
                                           ---------------------------
Total Insight Consolidated                      $209,176      $213,309
                                           ---------------------------

                              (Page 15)


    CONTACT: Insight Communications
             Sandy Colony, 917-286-2300
             SVP, Communications